Exhibit 99.1

PRESS RELEASE

September 19, 2007

CONTACT:	ECB Bancorp, Inc.
Gary M. Adams, Chief Financial Officer
(252) 925-5525
(252) 925-8491 facsimile

FOR IMMEDIATE RELEASE

ECB BANCORP, INC. REPORTS DECLARATION OF

QUARTERLY CASH DIVIDEND AND

AUTHORIZATION OF SHARE REPURCHASES

ENGELHARD, NORTH CAROLINA-ECB Bancorp, Inc. (Nasdaq: ECBE), the parent holding company of The East Carolina Bank (the “Bank”), announces that on September 18, 2007, the Corporation’s Board of Directors declared a quarterly cash dividend of $0.175 per share, payable October 15, 2007 to shareholders of record on October 1, 2007.

On an annualized basis the Corporation’s 2007 dividend of $0.70 per share represents a 2.9% increase over the annual dividend in 2006 of $0.68 per share.

The Corporation also announced today that its Board of Directors has authorized the repurchase by the Corporation of up to 146,000 shares of its outstanding common stock. The shares may be purchased from time to time in open market transactions or solicited or unsolicited privately negotiated transactions at the Corporation’s discretion, subject to factors such as stock price, the Corporation’s operating results, general economic and market conditions, and the Corporation’s available cash.

In conjunction with the share repurchase authorization, the Board of Directors also authorized the Corporation to adopt a stock trading plan in accordance with guidelines specified under Rule 10b5-1 of the Securities and Exchange Act of 1934. Rule 10b5-1 allows public companies to adopt written, pre-arranged stock trading plans when they are not in possession of material, non- public information. The adoption of the stock trading plan will allow the Corporation to repurchase its shares during periods when it otherwise might be prevented from doing so under insider trading laws or because of self-imposed trading blackout periods.

Arthur H. Keeney III, President and Chief Executive Officer, stated that, “Authorizing the repurchase of shares and adopting the stock trading plan will enable us to manage our capital and respond to changing market and business conditions, as appropriate.”

The Board’s action approving share repurchases does not obligate the Corporation to acquire any particular amount of shares, and it may be suspended or discontinued at any time at the Corporation’s discretion. Any shares of stock repurchased by the Corporation will be cancelled.

The Bank continues to expand its footprint and has opened 3 new offices since the beginning of June: Ocean Isle Beach (Brunswick County), Greenville and Winterville (Pitt County).

About ECB Bancorp, Inc.

ECB Bancorp, Inc. is a bank holding company, headquartered in Engelhard, North Carolina, whose wholly-owned subsidiary, The East Carolina Bank, is a state-chartered, independent community bank insured by the FDIC. ECB provides its customers with a complete range of financial services, mortgages, insurance services through the Bank’s licensed agents, and investment and brokerage services offered through a third-party broker-dealer. With the opening of the latest Winterville branch, ECB now has 23 locations covering eastern North Carolina and more scheduled to open in the future. The Company’s common stock is listed on The Nasdaq Global Market under the symbol “ECBE”. For more information, visit ECB’s web site at www.ecbbancorp.com.

# # #